EXHIBIT 10.30

EMPLOYMENT OFFER LETTER TO
WILLIAM F. HAHNE DATED DECEMBER 23, 2007

December 23, 2007

William F. Hahne, M.D.
10370 Swift Stream Place, #209
Columbia, MD 21044

Dear Bill:

On behalf of Vion Pharmaceuticals, Inc. (‘‘Vion’’) I am very pleased to offer you the position of Vice President, Medical. In this capacity you will report directly to me. You have represented and warranted to Vion that you are free to enter into employment with Vion as its Vice President, Medical as contemplated hereby, and to perform the duties required of such position, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of such duties. Our offer is subject to the completion of background and reference checks and to the results of such checks being satisfactory to us.We request a response from you as soon as practicable, but no later than January 7, 2008. We have mutually agreed on a tentative start date of February 1, 2008.

Your starting salary will be two hundred sixty thousand dollars ($260,000.00) per annum. In addition, Vion will pay a twenty thousand dollar ($20,000.00) hire bonus to you (subject to normal employment withholding taxes), to be paid as follows: $10,000 to be paid in the first pay period following your start date; $10,000 to be paid in the next pay period following 90 days of continuous employment. You are also eligible for an annual (12-month) performance bonus of up to 25% of base salary, subject to the approval of the Compensation Committee of Vion’s Board of Directors (the ‘‘Compensation Committee’’), for which we will mutually agree on performance goals for your position. Additionally, you and Vion have mutually agreed that during one week each month you will be allowed to work off-site, except that as we discussed, at Vion’s discretion you may be required to be present at Vion’s office or any other location to participate in critically important meetings or other work activities where your presence is essential. As a full-time employee of Vion, you will be eligible for our standard benefits package, a summary of which is attached.

Management will recommend to the Compensation Committee that you be granted, at the next meeting of the Compensation Committee, 200,000 shares of restricted stock under the Company’s 2005 Stock Incentive Plan. The terms and conditions of this restricted stock grant will be governed by the 2005 Stock Incentive Plan (the ‘‘Plan’’) and an agreement which will be approved by the Compensation Committee. Assuming a start date of February 1, 2008, your grant will provide for vesting of these shares in equal increments (determined by dividing the total grant by 11) beginning on the first of the month following two years of continuous employment, February 1, 2010, with the final increment vesting on December 1, 2010.

As of your first day of employment, you will also enter into an agreement with Vion, substantially in the form of the attached change in control severance agreement pursuant to which you, as an officer of Vion, would be entitled to severance upon the occurrence of certain terms and conditions specified in the agreement.

Your employment by Vion will be ‘‘at will.’’ ‘‘At will’’ means that either you or Vion may terminate the employment relationship at any time for any reason. In no event shall your employment be construed as a contractual relationship between Vion and you that guarantees employment for any specific period of time.

Consistent with Vion’s policies and in accordance with the agreements signed by all other Vion employees, you will be required to execute and be bound by the terms of the Proprietary Information and Inventions Agreement accompanying this letter. If you accept this offer, the terms described in this letter and in the Proprietary Information and Inventions Agreement, as well as all other employment policies of Vion, whether written or oral, shall be the terms of your employment. Any additions or modifications of these terms must be in writing and signed by you and Vion.

Bill, we are very enthusiastic about the prospect of having you join Vion, which we believe to be one of the more exciting young companies in the pharmaceutical industry. We believe that Vion’s ability to succeed will become more certain if we can attract people of your quality and track record. If you are in agreement with the terms and accept this offer, please return a signed copy of this letter and the Proprietary Information and Inventions Agreement to me.

Sincerely yours,

/s/ Alan Kessman
Alan Kessman Chief Executive Officer

Agreed to this 9th day of January, 2008 by	/s/ William F. Hahne
William F. Hahne, M.D.